SECURITIES AND EXCHANGE COMMISSION

                   Washington, D.C. 20549


                          Form 8-K

                       Current Report



             Pursuant to Section 13 or 15 (d) of
               Securities Exchange Act of 1934

    Date of Report:    (Date of Earliest Event Reported):
                       April 4, 1996

                       GROSSMAN'S INC.
   (Exact Name of Registrant as Specified in its Charter)

                          DELAWARE
       (State of Other Jurisdiction of Incorporation)

           1-542                       38-0524830
        (Commission File No.)       (I.R.S. Employer
                                    Identification No.)

            45 Dan Road
       Canton, Massachusetts                           02021
(Address of Principal Executive Offices)               (Zip Code)

     Registrant's telephone number, including area code:

                       (617) 830-4000




Item 2.  Acquisition or Disposition of Assets.

     On April 4, 1996, the Board of Directors of Registrant approved the closing of 60 retail stores in nine Northeastern states, the liquidation of the inventories and equipment at such store locations and the sale of owned real estate associated with such store locations.

     2.1 Liquidation of Inventory. Registrant entered into an Agency Agreement with Gordon Brothers Partners, Inc. ("Gordon Brothers"), dated March 29, 1996, for the liquidation of inventory at approximately 60 closed "Grossman's Stores" located in nine Northeastern states. Pursuant to the Agency Agreement, Gordon Brothers will pay Registrant a guaranteed amount of approximately $30 million based on a physical inventory by an outside inventory tabulating firm. After recovery from the liquidation of inventories of the guaranteed amount plus expenses and a profit margin, proceeds will be divided 70% to Registrant and 30% to Gordon Brothers. The funds received by Registrant under the Agency Agreement are being used for the payment of vendors and general corporate purposes. The terms of the Agreement were approved after solicitation of competitive bids and consultation with independent advisors.

     2.2 On April 4, 1996, Registrant's wholly owned subsidiary, GRS Realty Company, Inc., entered into a series of agreements, including a loan agreement, whereby Combined Investors L.L.C. agreed to lend up to $32.6 million to GRS Realty Company, Inc. Prior to the agreement Registrant formed GRS Holding Company, Inc. ("GRS Holding"), and GRS Realty Company, Inc. ("GRS Realty"), as Special Purpose Vehicles and transferred real estate sites to GRS Realty, including 55 closed store sites, in exchange for stock in GRS Realty. All of the outstanding stock in GRS Realty was then contributed to GRS Holding. Combined Investors L.L.C. has advanced $27.6 million to GRS Realty against the maximum loan of $32.6 million secured, inter alia, by the real property held by, and the stock of, GRS Realty. The loan is guaranteed by GRS Holding. Funding of the balance of the notes is contingent upon elimination of certain clouds on title to certain real properties, that were not cleared of record when the relevant indebtedness was paid, determination of furniture, fixtures and equipment available for sale and other ministerial issues. The notes for $28.6 million are for a term of two years and bear interest at a rate of 15% per annum, with proceeds from the sale of properties applied to satisfaction of the notes. In addition, a $4 million convertible note is interest free and provides for conversion of the note into Common Stock of the Registrant at $0.75 per share after maturity or at such time as payments on the Note are tendered.

     Closed store sites are being offered for sale and proceeds from sales will be applied to satisfaction of the notes as provided in the Loan Agreement.




Item 5.  Other Events

     On April 10, 1996, Registrant acquired all of its remaining outstanding 14% Debentures, due 1996, and has surrendered such Debentures to the trustee for cancellation, thereby satisfying in full Registrant's obligations for principal, accrued interest and otherwise under the Indenture for such Debentures. Debentures held by one investor in the principal amount of $1.1 million were acquired for such principal amount. The remaining debentures in the principal amount of $15,101,000 were acquired for an $11 million payment, three year notes for $3 million with deferable interest at 10% and convertible into Common Stock of the Registrant at $1.30 per share and three year Notes for $2,780,156 with deferable interest at 15%.























                         SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                              GROSSMAN'S INC.

                              By:  /s/ Richard E. Kent
                                   ----------------------
                                   Richard E. Kent
                                   Vice President, Secretary
                                   and General Counsel


Dated:  April 16, 1996